Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS AMENDS PROTOCOL FOR PHASE 3 STUDY

OF PV-10 IN TREATMENT OF LOCALLY ADVANCED CUTANEOUS MELANOMA

Protocol Amended to Reflect Current and Evolving

Standard of Care and Applicable Patient Population

KNOXVILLE, TN, March 16, 2016 – Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced that the protocol for its phase 3 clinical trial for PV-10 as an investigational treatment for melanoma has been amended to reflect current and evolving standards of care and applicable patient population for a global study in melanoma.

Major amendments to the protocol include the addition of talimogene laherparepvec (ImlygicTM) as an option for use as comparator. The amended protocol also extends eligibility to include Stage IV M1a patients having no active nodal or distant cutaneous or subcutaneous metastatic disease. These patients have disease characteristics and prognosis similar to that of the Stage IIIB and IIIC patients that initially defined the study patient population.

In addition, the updated protocol clarifies eligibility for patients not having access to immune checkpoint inhibitors due to standard of care and those not having access to targeted therapy due to standard of care, as well as inclusion of patients who have failed targeted therapy. In the latter case, patients who have failed targeted therapy but meet study eligibility criteria have similar disease manifestations to the remaining study population but have limited treatment options.

Dr. Eric Wachter, CTO of Provectus, said, “These kinds of amendments are commonplace in phase 3 studies and serve to fine-tune the patient population and study procedures to match changing care standards for a large global study. They are the direct result of current and emerging options for these patients and have been developed with extensive input from global leading melanoma investigators. In particular, the most obvious amendment addresses approval in late October of Imlygic by the FDA as the first and only oncolytic viral therapy. As we implement the amended protocol we will assess potential impact on study timelines.”

For further information about the study, please visit https://clinicaltrials.gov/ct2/show/NCT02288897.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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